Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

BOARD APPROVAL TO LIST COMPANY HEADQUARTERS FOR SALE

On November 15, 2023, Educational Development Corporation announced, via press release, Board of Director approval to list for sale the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”) with a licensed commercial real estate broker by November 30, 2023. The Hilti Complex consists of multiple buildings totaling 402,255 square feet of rentable office and warehouse space on 34-acres. Approximately 185,400 square feet of the Hilti Complex is occupied by a third-party tenant under a 15-year lease, with the Company occupying the remaining 216,855 square feet. The Board approved the Hilti Complex sale, with or without the adjacent 17 acres of excess land located behind the Hilti Complex. The Hilti Complex, without the adjacent excess land, was appraised for $40,510,000 in July 2023. The 17 acres of adjacent excess land appraised for $1,460,000.

The Company expects to enter into a sale leaseback arrangement with the building sale including a lease term of seven to fifteen years to maximize the sale price. Proceeds from the sale are expected to pay the Company’s borrowings with it’s bank and provide liquidity for ongoing operations.

Per Craig White, President and Chief Executive Officer, “It has been management’s number one priority to reduce our debt and related interest expense. In line with our prior announcement, we closed on the sale/leaseback arrangement of our warehouse facility which allowed us to strategically reduce our term debt with the Bank by $4.7 million. The proceeds from that transaction, combined with our forthcoming sale of the Company’s headquarters and distribution facility, will play a pivotal role in removing interest expense and restoring profitability. Following the sale of the Hilti Complex, we expect to operate with minimal borrowings thus improving our bottom-line profitability. Although the Company continues to maintain high levels of inventory, without debt this excess inventory turns to cash, allowing us to strategically deploy the proceeds to maximize shareholder value.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710